Exhibit 99.1

MELA Sciences Announces Fourth Quarter and

Year End 2012 Financial Results

IRVINGTON, NY, March 5, 2013 — MELA Sciences, Inc. (NASDAQ: MELA), the medical device company that has developed and is commercializing MelaFind®, today announced financial results for the fourth quarter and year ended December 31, 2012.

Fourth Quarter 2012 Performance Highlights:

•

Accelerated our rate of signed user agreements, system placements, and the training of new customers in connection with our controlled and deliberate launch of MelaFind in the US and in several key cities throughout Germany.

•	Obtained signed user agreements for 115 MelaFind systems in the US and Germany by the end of the fourth quarter.

•

Ended the fourth quarter with 95 MelaFind systems installed in dermatologists’ offices in the US and Germany and continue to work with customers to train and assist them in using MelaFind appropriately in order to incorporate its use successfully into their practices.

•

Entered into discussions with over 100 additional dermatologist practices that either have a user agreement currently under evaluation, or have been classified as “highly interested” by the Company as of year-end 2012.

•	Expanded and enhanced commercial sales presence.

•

Added territory managers with extensive dermatology sales experience, and as of the fourth quarter, have eight territory managers in the US and four in Germany. Expanded the team of Practice Support managers to five managers in the US and one in Germany to focus on practice-wide adoption of MelaFind.

•	Embarked upon several initiatives to promote patient awareness and increased usage.

•	Introduced peer to peer videos where dermatologists who are experienced MelaFind users explain how to best use MelaFind.

•	Created and distributed in-office literature, posters and tear sheets for dermatologists to better educate patients about MelaFind.

•	Announced the engagement of Rpr Marketing Communications, a highly experienced marketing communications agency, singularly focused on dermatology and skincare.

•

MelaFind was designated by the Cleveland Clinic as one of the Top 10 Innovations for 2013 based on its significant clinical impact, high probability for commercial success, and significant human interest.

•	Completed a simultaneous installation of seven MelaFind systems in a large dermatology practice with over twenty dermatology care providers.

•	Trained the entire staff and worked in conjunction with them to launch a large scale one-week melanoma detection campaign.

•	During the campaign, over 344 lesions underwent full MelaFind analysis, with overall excellent clinical performance in a real world setting.

“As of the end of 2012, we have completed our first nine months on the market with MelaFind, and are pleased to report that we have escalated the pace of our commercial activities, consistent with our planned deliberate and controlled launch of MelaFind in the US and Germany. We are thrilled with the level of demand we are experiencing and broad based clinician acceptance,” said Dr. Joseph V. Gulfo, President and CEO of MELA Sciences. “We look forward to finishing our first year on the market strong and beginning phase two of our launch with a focus on system usage and patient mobilization with a more robust base of customers.”

“During the American Academy of Dermatology meeting in Miami in early March, we experienced tremendous booth traffic, with over 650 dermatologists engaging us to learn more about MelaFind; 350 of which received in-depth demonstrations. Several dermatologists signed user agreements on site. Many others obtained additional information to share with their partners and practice managers at home, as they seriously consider obtaining MelaFind systems. We believe that this is a testament to the excellent clinical results and increasing awareness and demand for MelaFind in the community.”

“From a financing perspective, we are pleased that we have recently fortified our balance sheet. Upon closing of our equity offering in February and consummation of the initial funding of the debt financing in the coming weeks, together with the remaining $4 million that would be available under the debt financing contingent on certain performance milestones, the cash committed to the Company’s balance sheet would be roughly $30 million. We envision being able to execute the second phase of our launch strategy with confidence throughout 2013 and well into 2014,” said Dr. Joseph V. Gulfo, President and CEO of MELA Sciences.

MelaFind is the Company’s breakthrough non-invasive and objective automated point of care system for use when a dermatologist chooses to obtain additional information for a decision to biopsy clinically atypical pigmented skin lesions with one or more clinical or historical characteristics of melanoma.

Fourth Quarter and 2012 Financial Results

Revenues for the three months ended December 31, 2012 were $122,327 compared to no revenues reported for the same period in 2011. The Company’s net loss for the three months ended December 31, 2012 was $6.1 million, or $0.19 per diluted share, compared to a net loss of $4.5 million, or $0.17 per diluted share, for the same period in 2011.

Revenues for the twelve months ended December 31, 2012 were $278,461 compared to no revenues reported for the same period in 2011. Deferred revenues reported as of December 31, 2012 were $303,377 versus no deferred revenue as of December 31, 2011. Revenues were based on the installation of 95 MelaFind systems and do not account for the revenue from 20 additional user agreements signed in the fourth quarter 2012. Deferred revenues reflect the timed recognition of the installation fee revenue over the term of the user agreement which is generally two years.

The Company’s net loss for the twelve months ended December 31, 2012 was $22.7 million, or $0.74 per diluted share, compared to a net loss of $20.4 million, or $0.80 per diluted share, for the twelve months ended December 31, 2011. The increase in the net loss was primarily attributable to Selling, General and Administrative expenses related to the expansion of the Company’s sales force and the Company’s incremental marketing costs as well as the increase in direct costs associated with the placement of MelaFind systems in dermatologists’ offices.

Conference Call

MELA Sciences will host a conference call today at 4:30 PM EST to discuss fourth quarter 2012 quarterly results. To participate in the call, dial 1-877-303-9205 approximately 10 minutes before the conference call is scheduled to begin. To listen via live webcast, please go to the investor relations section of the MELA Sciences website at http://www.melasciences.com approximately 10 minutes prior to the teleconference start time. If you are unable to participate during the live conference call and webcast, the conference call audio cast will be archived and available for replay for approximately 90 days.

About MELA Sciences, Inc.

MELA Sciences is a medical device company focused on the commercialization of its flagship product, MelaFind®, and its further design and development. MelaFind is a non-invasive tool to provide additional information to dermatologists during melanoma skin examinations. The device uses light from visible to near-infrared wavelengths to evaluate skin lesions up to 2.5 mm beneath the skin. The device provides information on a lesion’s level of morphologic disorganization to provide additional objective information that may be used by dermatologists in the biopsy decision-making process. MelaFind has been approved by the US Food and Drug Administration for use in the US. In addition, MelaFind has received CE Mark approval and is approved for use in the European Union.

For more information on MELA Sciences, visit www.melasciences.com.

Safe Harbor

This press release includes “forward-looking statements” within the meaning of the Securities Litigation Reform Act of 1995. These statements include but are not limited to our plans, objectives, expectations and intentions and other statements that contain words such as “expects,” “contemplates,” “anticipates,” “plans,” “intends,” “believes,” “assumes,” “predicts” and variations of such words or similar expressions that predict or indicate future events or trends, or that do not relate to historical matters. These statements are based on our current beliefs or expectations and are inherently subject to significant known and unknown uncertainties and changes in circumstances, many of which are beyond our control. There can be no assurance that our beliefs or expectations will be achieved. Actual results may differ materially from our beliefs or expectations due to financial, economic, business, competitive, market, regulatory and political factors or conditions affecting the company and the medical device industry in general, as well as more specific risks and uncertainties facing the company such as those set forth in its reports on Forms 10-Q and 10-K filed with the US Securities and Exchange Commission (the “SEC”). Factors that might cause such a difference include whether MelaFind achieves market acceptance. Given the uncertainties affecting companies in the medical device industry such as the Company, any or all of these forward-looking statements may prove to be incorrect. Therefore, you should not rely on any such factors or forward-looking statements. The Company urges you to carefully review and consider the disclosures found in its filings with the SEC which are available at www.sec.gov and www.melasciences.com.

For further information contact:

For Investors

Lynn Pieper

Westwicke Partners

415-202-5678

For Media

Claudia Beqaj

PR@melasciences.com

TABLES TO FOLLOW

MELA SCIENCES, INC.

BALANCE SHEETS

(Audited)

	December 31, 2011	December 31, 2012
ASSETS
Current Assets:
Cash and cash equivalents	$27,996,871	$7,861,524
Accounts receivable	—	179,956
Inventory	—	675,602
Prepaid expenses and other current assets	1,061,550	965,624

Total Current Assets	29,058,421	9,682,706
Property and equipment, net	1,626,791	7,349,531
Patents and trademarks, net	59,208	47,308
Deferred financing costs	62,391	106,141
Other assets	586,498	84,127

Total Assets	$31,393,309	$17,269,813

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable (includes related parties of $36,027 and $59,689 as of December 31, 2011 and December 31, 2012, respectively)	$670,950	$1,850,102
Accrued expenses	745,754	956,541
Deferred revenue	—	171,726
Other current liabilities	30,993	40,811

Total Current Liabilities	1,447,697	3,019,180

Long Term Liabilities:
Deferred rent	138,216	143,772
Deferred revenue	—	131,651

Total Long Term Liabilities	138,216	275,423

Total Liabilities	1,585,913	3,294,603

COMMITMENTS, CONTINGENCIES and LITIGATION
Stockholders’ Equity
Preferred stock — $.10 par value; authorized 10,000,000 shares; issued and outstanding: none
Common stock — $.001 par value; authorized 45,000,000 shares; issued and outstanding 30,307,538 shares at December 31, 2011 and 32,204,720 at December 31, 2012	30,308	32,205
Additional paid-in capital	149,304,424	156,142,873
Accumulated deficit	(119,527,336)	(142,199,868)

Stockholders’ Equity	29,807,396	13,975,210

Total Liabilities and Stockholders’ Equity	$31,393,309	$17,269,813

MELA SCIENCES, INC.

STATEMENTS OF OPERATIONS

	Three months ended December 31, (unaudited)		Twelve months ended December 31, (audited)
	2012	2011	2012	2011
Revenue	$122,327	$—	$278,461	$—
Cost of revenue	970,976	—	2,042,333	—

Gross profit	(848,649)	—	(1,763,872)	—

Operating expenses:
Research and development	1,285,344	2,021,510	6,791,940	9,656,003
General and administrative	3,953,253	2,515,058	14,168,754	10,806,228

Operating loss	(6,087,246)	(4,536,568)	(22,724,566)	(20,462,231)

Interest income	(3,803)	(9,177)	(32,083)	(54,371)
Other income	(5,001)	(5,056)	(19,951)	(23,145)

Net loss:	$(6,078,442)	$(4,522,335)	$(22,672,532)	$(20,384,715)

Basic and diluted net loss per common share	$(0.19)	$(0.17)	$(0.74)	$(0.80)

Basic and diluted weighted average number of common shares outstanding	31,727,391	25,870,908	30,762,610	25,415,880

MELA SCIENCES, INC.

STATEMENTS OF STOCKHOLDERS’ EQUITY

Years Ended December 31, 2010, 2011 and 2012

(Audited)

	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity

	Shares	Amount
Balance at January 1, 2010	22,354,317	$22,354	$109,513,582	$(79,220,106)	$30,315,830

Exercise of options	12,944	13	33,075		33,088
Cashless exercise of options	16,262	16	(16)		—
Exercise of warrants	239,723	240	1,691,394		1,691,634
Cashless exercise of warrants	32,548	33	(33)		—
Issuance of shares of common stock in connection with a public offering (net of expenses)	2,200,000	2,200	15,231,471		15,233,671
Issuance of shares of common stock in connection with a Committed Equity Financing Facility (CEFF) (net of expenses)	406,744	407	3,719,697		3,720,104
Share-based compensation expense			727,156		727,156
Net loss				(19,922,515)	(19,922,515)

Balance at December 31, 2010	25,262,538	25,263	130,916,326	(99,142,621)	31,798,968

Exercise of options	5,000	5	13,345		13,350
Issuance of common stock award	40,000	40	171,960		172,000
Issuance of shares of common stock in connection with a public offering (net of expenses)	5,000,000	5,000	15,019,662		15,024,662
Share-based compensation expense			3,183,131		3,183,131
Net loss				(20,384,715)	(20,384,715)

Balance at December 31, 2011	30,307,538	30,308	149,304,424	(119,527,336)	29,807,396

Cashless exercise of options	11,868	12	(12)		—
Exercise of options	21,484	21	44,738		44,759
Issuance of shares of common stock in connection with an ATM public offering (net of expenses)	1,863,830	1,864	5,306,173		5,308,037
Share-based compensation expense			1,487,550		1,487,550
Net loss				(22,672,532)	(22,672,532)

Balance at December 31, 2012	32,204,720	$32,205	$156,142,873	$(142,199,868)	$13,975,210

MELA SCIENCES, INC.

STATEMENTS OF CASH FLOWS

(Audited)

	Year Ended
	December 31, 2010	December 31, 2011	December 31, 2012
Cash flows from operating activities:
Net loss	$(19,922,515)	$(20,384,715)	$(22,672,532)

Adjustments to reconcile net loss to net cash used in operating activities:
Gain on sale of fixed assets	(8,811)	—	—
Depreciation and amortization	552,860	562,803	969,500
Issuance of common stock award	—	172,000	—
Write off of unamortized financing costs	—	—	62,391
Noncash compensation	727,156	3,183,131	1,487,550
Changes in operating assets and liabilities:
Increase in accounts receivable	—	—	(179,956)
Increase in inventory	—	—	(675,602)
Decrease (increase) in prepaid expenses and other current assets	141,290	(537,878)	95,926
(Decrease) increase in accounts payable and accrued expenses	(121,321)	(239,776)	1,389,939
(Decrease) increase in other current liabilities	(3,747)	1,455	9,818
Increase in other assets	(289,705)	(248,793)	(19,643)
Increase in deferred rent	104,304	33,912	5,556
Increase in deferred revenue	—	—	303,377

Net cash used in operating activities	(18,820,489)	(17,457,861)	(19,223,676)

Cash flows from investing activities:
Purchases of property and equipment	(1,044,079)	(104,092)	(6,158,326)
Proceeds from disposal of fixed assets	10,284	—	—

Net cash used in investing activities	(1,033,795)	(104,092)	(6,158,326)

Cash flows from financing activities:
Net proceeds from private placements/public offerings	15,233,671	15,024,662	5,201,896
Net proceeds from Committed Equity Financing Facility	3,743,283	—	—
Proceeds from exercise of stock options	33,088	13,350	44,759
Proceeds from exercise of stock warrants	1,691,634	—	—

Net cash provided by financing activities	20,701,676	15,038,012	5,246,655

Net increase (decrease) in cash and cash equivalents	847,392	(2,523,941)	(20,135,347)
Cash and cash equivalents at beginning of year	29,673,420	30,520,812	27,996,871

Cash and cash equivalents at end of year	$30,520,812	$27,996,871	$7,861,524

Supplemental Schedule of Noncash Investing and Financing Activities:
Amortization of deferred financing costs	$23,179	—	$41,179
Reclassification of MelaFind® components from other assets to property and equipment	—	—	$522,014